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                                                                    EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE


           FRANCE TELECOM TO SELL 24.9 MILLION SHARES OF CROWN CASTLE
                           INTERNATIONAL CORP. STOCK

June 5, 2000, HOUSTON, TEXAS and PARIS, FRANCE - Crown Castle International Corp. (NASDAQ - TWRS) announced today that France Telecom has agreed to sell 24,942,360 shares of Crown Castle common stock through Salomon Smith Barney Inc. and Goldman, Sachs & Co. in an underwritten public offering for approximately $693.1 million, net of underwriting discounts. The sale is scheduled to settle on June 8, 2000, and is subject to customary closing conditions.

     When the offering is closed, France Telecom will relinquish its governance rights in Crown Castle and its subsidiaries. Within thirty days of the closing, France Telecom will sell its remaining interests in Crown Castle (approximately
17.7 million shares of common stock, assuming the conversion or exercise of all Crown Castle securities held by France Telecom, including the exchange of shares and warrants in Crown Castle's UK subsidiary) to one or more financial institutions, who will be required to agree to hold these shares for a one year lock-up period. The financial institutions will be required to vote their shares on any matter submitted to Crown Castle's shareholders in
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the same proportion as the votes cast with respect to all other outstanding shares of Crown Castle common stock. After the lock-up period, the financial institutions will have the right to sell the remaining shares, including in a registered offering. After two years, Crown Castle will have the right to require the financial institutions to sell the remaining shares.

     The offering of the shares will be made only by means of a prospectus, copies of which may be obtained from Salomon Smith Barney Inc., The Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220 and Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

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Crown Castle Contacts:

W. Benjamin Moreland, CFO
Crown Castle International
713-570-3000

Ken Dennard, Easterly IR
kdennard@easterly.com
713-529-6600

France Telecom Contacts:

Nilou Ducastel, Press office
nilou.ducastle@francetelecom.fr
+33-1-44-44-93-93

Jean-Claude Grynberg, Investor Relations jclaude.grynberg@francetelecom.fr
+33-1-44-44-05-49